As filed with the Securities and Exchange Commission on September 24, 2010

Registration No. 333-168854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UniTek Global Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4812	75-2233445
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, Pennsylvania 19422
267-464-1700
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

C. Scott Hisey
Chief Executive Officer
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, Pennsylvania 19422
267-464-1700
(Name, address, including zip code and telephone number,
including area code, of agent for service)

With copies to:

Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 963-5000 Facsimile: (215) 963-5001	R. Scott Shean, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 650 Town Center Drive, 20 th Floor Costa Mesa, California 92626 Telephone: (714) 540-1235 Facsimile: (714) 755-8290

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is filed solely to update the expenses set forth in Item 13 and to file the exhibits indicated in Item 16 of Part II.  No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 14, 15, or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All of such expenses are estimates, except the fees payable to the SEC and the Financial Industry Regulatory Authority.

Securities and Exchange Commission registration fee	$6,150
Financial Industry Regulatory Authority fee	$9,125
Stock exchange fees	$125,000
Printing and mailing expenses	$101,000
Legal fees and expenses	$415,000
Accounting fees and expenses	$200,000
Transfer agent and registrar fees	$10,000
Miscellaneous fees and expenses	$259,725
Total:	$1,126,000

Item 14. Indemnification of Directors and Officers

Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Our Charter specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if it is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of liability on the part of a person to the corporation, unless a court believes that in view of all the circumstances indemnification should apply. Our Charter provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Our Bylaws also provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL against all expenses, liability and loss (including attorneys’ fees judgments, fines, special excise taxes or penalties on amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, including the right to require advancement by us of attorneys’ fees and other expenses incurred in defending any such proceeding in advance of its final disposition, provided that we receive an undertaking from such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. We have entered into agreements with certain of our directors and executive officers, which provide for indemnification of such persons in their capacities of director and/or officer, and we maintain a directors’ and executive officers’ liability insurance policy as permitted by our Charter and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, following the Merger, the Company entered into indemnification agreements, or the D&O Indemnification Agreements with our directors and certain executive officers (Messrs. Berliner, Dailey, Giacalone, Hisey, Brodsky, MacDonald, Siber, Yannantuono, Perkins, Lejman, Day, Hopkin and Colonnetta), whereby the Company agreed to indemnify them, to the fullest extent permitted under Delaware law, against all expenses, judgments, costs, fines and amounts paid in settlement actually incurred by the directors in connection with any civil, criminal, administrative or investigative action brought against the directors by reason of their relationship with the Company. The D&O Indemnification Agreements provide for indemnification rights regarding third-party claims and in certain circumstances, proceedings brought by or in the right of the Company. In addition, the D&O Indemnification Agreements provide for the advancement of expenses incurred in connection with any proceeding covered by the D&O Indemnification Agreements, as permitted by Delaware law.

Also, following the Merger, the Company and its subsidiaries entered into an indemnification priority agreement with HM LLC to clarify the priority of advancement of expenses and indemnification obligations among the Company, our subsidiaries and any directors appointed by HM LLC and other related matters.

Item 15. Recent Sales of Unregistered Securities

Pursuant to the Merger Agreement, we issued 1,317,602 shares of Series A Preferred, 250,005 shares of Series B Preferred and 43,920,000 shares of our common stock to the UniTek stockholders. The offer and sale of these shares in connection with the Merger Agreement were made in reliance on an exemption from registration under the Securities Act, pursuant to Section 4(2) thereof.

On July 16, 2010, we amended our existing Term B Credit Facility to provide a Third Incremental Term B Facility of up to $20.0 million. Upon closing of the amendment, $15.0 million of the facility was made available to us. The additional $5.0 million of the facility shall be available to us as early as November upon the achievement of certain EBITDA levels and covenant compliance as defined in the amendment. The proceeds were used to reduce the existing balance on the Revolving Credit Facility to support future working capital needs. The Third Incremental Term B Facility currently bears interest at the same rate as the prior Term B Credit Facility. Pursuant to the terms of the amendment, the lenders under the Third Incremental Term B Facility received warrants to purchase an aggregate of 3,000,000 shares of our common stock. The warrants have an exercise price of $0.01 per share, vested 25% upon issuance, and the remaining warrants vest ratably through September 1, 2012. The warrants contain a cashless exercise provision and provide for anti-dilution adjustments in the case of reclassifications, consolidations, mergers or sales that impact our common stock. The offer and sale of these warrants were made in reliance on an exemption from registration under the Securities Act, pursuant to Section 4(2) thereof.

Item 16. Exhibits

+1.1	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of January 27, 2010, by and among Berliner Communications, Inc., BCI East, Inc., Richard Berliner (as Parent Representative), HM Capital Partners LLC (as Company Representative) and Unitek Holdings, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

3.1	Amended and Restated Certificate of Incorporation of Berliner Communications, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on June 4, 2010)
3.2
Certificate of Designation for the Berliner Series A Preferred Stock of Berliner Communications, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

3.3
Certificate of Designation for the Berliner Series B Preferred Stock of Berliner Communications, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

3.4	Amended and Restated Bylaws of Berliner Communications, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
4.1
Registration Rights Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and those holders of capital stock of Berliner listed on Exhibit A thereto (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

4.2
Voting Agreement, dated as of January 27, 2010, by and among Berliner Communications, Inc., HM Capital Partners, LLC, and those holders of capital stock of Berliner listed on Exhibit A thereto (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

4.3	Form of Substitute Option (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
4.4	Form of Substitute Warrant (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
4.5	Form of Warrant (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on July 22, 2010)
4.6	Amendment No. 1 to Registration Rights Agreement, dated as of July 16, 2010 (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on July 22, 2010)
+5.1	Opinion of Morgan, Lewis & Bockius LLP
10.1
Credit Support Agreement, dated as of January 27, 2010, by and among Sector Performance Fund, LP, SPF SBS LP, Unitek Holdings, Inc. and Berliner Communications, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.2.1
Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and Peter Giacalone (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.2.2
Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and Peter Giacalone (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.3.1	Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and C. Scott Hisey (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
#10.3.2
Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and C. Scott Hisey (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.4.1
Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and Ronald J. Lejman (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.4.2
Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and Ronald J. Lejman (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.5
Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Richard Berliner (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.6
Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Robert Bradley (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.7.1
Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Michael S. Guerriero (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.7.2
Amendment No. 2 to Employment Agreement, dated as of July 9, 2010, by and between Berliner Communications, Inc. and Michael S. Guerriero (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on July 12, 2010)

#10.8
Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Nicholas Day (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.9
Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Raymond A. Cardonne, Jr. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

#10.10
Assignment of Employment Agreement dated as of April 27, 2010, by and between UniTek USA LLC and Berliner Communications, Inc. and consented to by Peter Giacalone (Incorporated herein by reference from Company’s Quarterly Report on Form 10-Q filed on May 18, 2010)

#10.11
Assignment of Employment Agreement dated as of April 27, 2010, by and between UniTek USA LLC and Berliner Communications, Inc. and consented to by C. Scott Hisey (Incorporated herein by reference from Company’s Quarterly Report on Form 10-Q filed on May 18, 2010)

#10.12
Assignment of Employment Agreement dated as of April 27, 2010, by and between UniTek USA LLC and Berliner Communications, Inc. and consented to by Ronald J. Lejman (Incorporated herein by reference from Company’s Quarterly Report on Form 10-Q filed on May 18, 2010)

10.13	Form of D&O Indemnification Agreement (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
10.14
Indemnification Priority Agreement, dated as of January 27, 2010, by and among HM Capital Partners LLC, Berliner Communications, Inc., BCI Communications, Inc., Unitek USA, LLC, Unitek Holdings, Inc., Unitek Midco, Inc. and Unitek Acquisition, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

10.15
Amended and Restated Monitoring and Oversight Agreement, dated as of January 27, 2010, by and among BCI Communications, Inc., Unitek USA, LLC, Unitek Holdings, Inc., Unitek Midco, Inc., Unitek Acquisition, Inc. and HM Capital Partners I LP (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)

10.16	Unitek Holdings, Inc. 2007 Equity Incentive Plan (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on January 27, 2010)
10.17
First Lien Credit Agreement, dated as of September 27, 2007 among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the initial lenders, Royal Bank of Canada and RBC Capital Markets. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.18
Amendment No. 1 to the First Lien Credit Agreement, dated as of December 5, 2007, among Unitek Acquisition, Inc., the other lenders parties to the First Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.19
Amendment No. 2 to the First Lien Credit Agreement, dated as of March 26, 2008, among Unitek Acquisition, Inc., the other lenders parties to the First Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.20
Amendment No. 3 to the First Lien Credit Agreement, dated as of June 23, 2009, among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the other lenders parties to the First Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.21
Amendment No. 4 to the First Lien Credit Agreement, dated as of December 17, 2009, among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the other lenders parties to the First Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.22
Incremental Term B Facility Amendment, dated as of December 21, 2007, among Unitek Acquisition, Inc., the Incremental Term B Lender (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.23
Second Incremental Term B Facility Amendment, dated as of July 2, 2008, among Unitek Acquisition, Inc., the Incremental Term B Lender (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.24
Incremental Term C Facility Amendment, dated as of December 21, 2007, among Unitek Acquisition, Inc., the Incremental Term C Lenders (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.25
Second Incremental Term C Facility Amendment, dated as of September 30, 2008, among Unitek Acquisition, Inc., the Second Incremental Term C Lenders (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.26
Amendment No. 1 to Second Incremental Term C Facility Amendment, dated as of May 15, 2009, among Unitek Acquisition, Inc., the Second Incremental Term C Lenders (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.27
Amendment No. 2 to Second Incremental Term C Facility Amendment, dated as of December 17, 2009, among Unitek Acquisition, Inc., the Second Incremental Term C Lenders (as defined therein) and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.28
Second Lien Term Loan Agreement, dated as of September 27, 2007, among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the initial lenders, Royal Bank of Canada and RBC Capital Markets (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.29
Amendment No. 1 to the Second Lien Term Loan Agreement, dated as of May 15, 2009, among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the financial institutions and other lenders parties to the Second Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.30
Amendment No. 2 to the Second Lien Term Loan Agreement, dated as of December 17, 2009, among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries of Unitek Acquisition, Inc. as guarantors, the financial institutions and other lenders parties to the Second Lien Credit Agreement referred to therein and Royal Bank of Canada (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.31
Loan Authorization Agreement, dated as of September 25, 2007, among Unitek Holdings, Inc. and BMO Capital Markets Financing, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.32
First Amendment to Loan Authorization Agreement, dated as of March 24, 2008, among Unitek Holdings, Inc. and BMO Capital Markets Financing, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.33
Second Amendment to Loan Authorization Agreement, dated as of September 15, 2009, among Unitek Holdings, Inc. and BMO Capital Markets Financing, Inc. (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on February 2, 2010)

10.34
First Incremental Revolving Credit Agreement, dated as of March 30, 2010, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries as subsidiary guarantors, Maxam Opportunities Fund LP and Maxam Opportunities Fund (International) LP, and Royal Bank of Canada, as Administrative Agent and Collateral Agent. (Incorporated herein by reference from Company’s Quarterly Report on Form 10-Q filed on May 18, 2010)

10.35
Third Incremental Term B Facility Amendment and Amendment No. 6 to the First Lien Credit Agreement, dated as of July 16, 2010, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries as subsidiary guarantors, the lenders under the Third Incremental Term B Facility, Royal Bank of Canada and other lenders parties to the First Lien Credit Agreement (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on July 22, 2010)

10.36
Amendment No. 7 to the First Lien Credit Agreement, dated as of September 20, 2010, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., certain subsidiaries as subsidiary guarantors, Royal Bank of Canada and the lenders parties to the First Lien Credit Agreement (Incorporated herein by reference from Company’s Current Report on Form 8-K filed on September 24, 2010)

+21	Subsidiaries of the Registrant
**23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm
**23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
+23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
**24.1	Power of Attorney

#	Management contract or compensatory plan or arrangement.

+	Filed herewith.

**	Previously filed.

(a)(1) Financial Statements

UniTek Holdings, Inc. Consolidated Financial Statements for the years ended December 31, 2009 and 2008

(a)(2) Financial Statement Schedules

(b) Exhibits

See Item 16.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on September 24, 2010.

UniTek Global Services, Inc.
By:	/s/ C. Scott Hisey
Name: C. Scott Hisey Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ C. Scott Hisey	Chief Executive Officer	September 24, 2010
	C. Scott Hisey	(Principal Executive Officer)
	*	Chief Financial Officer and Treasurer	September 24, 2010
	Ronald J. Lejman	(Principal Financial and Accounting Officer)
	*	Director, Chairman of the Board and President	September 24, 2010
Peter Giacalone
	*	Director, Chief Marketing Officer and	September 24, 2010
	Richard Berliner	Chief Executive Officer of BCI Communications, Inc.
	*	Director	September 24, 2010
Peter Brodsky
	*	Director	September 24, 2010
Daniel Hopkin
	*	Director	September 24, 2010
Joseph Colonnetta
	*	Director	September 24, 2010
Dean MacDonald
	*	Director	September 24, 2010
Mark Dailey
	*	Director	September 24, 2010
Richard Siber

*	/s/ C. Scott Hisey
C. Scott Hisey, as Attorney-in-Fact